EXHIBIT 11

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby provide our consent to the incorporation by reference in this Report on the Form 1-A/A registration of PFG Fund V, LLC of our report, dated August 16, 2023 on our audit of the financial statements of PFG Fund V, LLC as of December 31, 2022 and 2021, and for the years then ended, as listed in the accompanying index of the Form 1-A/A.

Spiegel Accountancy Corp

Pleasant Hill, California

September 6, 2023

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby provide our consent, dated January 11, 2021, to the incorporation by reference in this Report on the Form 1-A registration of PFG Fund V, LLC for the period from August 26, 2020 through November 30, 2020 (the “period”) of our report dated January 9, 2021 included in its Registration Statement on Form 1-A relating to the financials for the period ended November 30, 2020, listed in the accompanying index.

Spiegel Accountancy Corp

Pleasant Hill, California

January 11, 2021